EXECUTION VERSION

AMENDMENT NO. 1 TO
STOCK PURCHASE AND MERGER AGREEMENT
This AMENDMENT NO. 1 TO STOCK PURCHASE AND MERGER AGREEMENT (this “Amendment”), dated as of August 31, 2017, is by and among Global Payments Inc., a Georgia corporation (“Purchaser”), Athlaction Topco, LLC, a Delaware limited liability company (the “Company”), Vista Equity Partners Management, LLC, solely in its capacity as Sellers’ Representative, and, solely for purposes of Section 1.9 hereof, VEP Global Aggregator, LLC (“Aggregator”). Reference is hereby made to that certain Stock Purchase and Merger Agreement, dated as of August 2, 2017 (the “Merger Agreement”), by and among Purchaser, the Company, and the Persons party thereto. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.
WHEREAS, pursuant to Section 10.1 of the Merger Agreement, the Merger Agreement may be amended, altered or modified prior to the Closing by a written instrument executed by the Sellers’ Representative and Purchaser.
WHEREAS, Purchaser, the Sellers’ Representative and the Company desire to amend the Merger Agreement as set forth herein.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:
Section 1.Amendments to the Merger Agreement. The Merger Agreement is hereby amended as follows:

1.1Recital B through Recital G (inclusive) of the Merger Agreement are hereby deleted and replaced in their entirety with the following:
B.    WHEREAS, immediately prior to Closing, the Vista Blocker Sellers will hold 100% of the issued and outstanding shares of capital stock of the Vista Blockers (the “Vista Blocker Shares”);
C.    WHEREAS, immediately prior to Closing, the Company and certain of its Subsidiaries shall consummate the Canadian Reorganization (as defined in the Contribution Agreement) substantially in accordance with Steps 1 through 6 (inclusive) of the “Project Athens Pre-Sale Restructuring Considerations Draft Concept Deck”, dated August 31, 2017, by Ernst & Young LLP and attached hereto as Exhibit A (the “Reorganization Deck”);
D.    WHEREAS, immediately following the transactions described in Recital C above and prior to the Closing, and substantially in accordance with Steps 7a and 7b of the Reorganization Deck, Active Network, LLC, a Delaware limited liability company and an indirect wholly-owned subsidiary of the Company and a direct wholly-owned subsidiary of Intermediate (“Active Network”), Outdoors LLC and certain other parties thereto shall enter into a Contribution Agreement substantially in the form attached hereto as Exhibit B (the “Contribution Agreement”), pursuant to which the Company and/or certain of its Subsidiaries shall contribute the assets and liabilities of the Outdoors Business (and including the outstanding interests of RA Outdoors Holdings (Canada) ULC) to Outdoors LLC

on the terms and subject to the conditions set forth in the Contribution Agreement (collectively, the “Contribution”);
E.    WHEREAS, immediately following the Contribution and prior to the Closing, (i) Active Network shall distribute its interests in Outdoors LLC to Intermediate substantially in accordance with Step 7c of the Reorganization Deck (following such distribution, Outdoors LLC shall be a wholly-owned subsidiary of Intermediate); (ii) Intermediate shall form Sopris Holdings, LLC (“Sopris LLC”) and shall contribute all of its outstanding interests in Outdoors LLC thereto in exchange for units of Sopris LLC substantially in accordance with Steps 8a and 8b of the Reorganization Deck; (iii) Intermediate shall distribute all of its outstanding interests in Sopris LLC to Holdings substantially in accordance with Step 8c of the Reorganization Deck (following such distribution, Sopris LLC shall be a wholly-owned subsidiary of Holdings); (iv) Holdings shall distribute all of its outstanding interests in Sopris LLC to its members pro rata which transaction shall be effected substantially in accordance with Step 8d of the Reorganization Deck; (v) the Company shall form Sopris Topco, LLC (“Sopris Topco”) and shall contribute all of its outstanding interests in Sopris LLC thereto in exchange for units of Sopris Topco, which transaction shall be effected substantially in accordance with Steps 8e and 8f of the Reorganization Deck and (vi) the Company shall distribute all of its outstanding interests in Sopris Topco pro rata to the Unitholders which transaction shall be effected substantially in accordance with Step 8g of the Reorganization Deck (the transactions described in this Recital E collectively, the “Distribution”);
F.    WHEREAS, immediately following the Distribution and prior to the Closing, the Vista AIV-Bs, Sellers and their respective Affiliates shall consummate the transactions substantially in the form contemplated by Steps 9a, 10a, 10b and 10c of the Reorganization Deck (collectively, the “Vista Reorganization”);
G.    WHEREAS, immediately following the Vista Reorganization and prior to the Closing, (i) the Vista AIVs, the Vista Blockers and the Vista GPs shall contribute their respective Class XB Units of Holdings to the Company in exchange for a corresponding amount of additional Class B Units of Topco (following which Holdings shall be wholly owned by the Company), which transaction shall be effected substantially in accordance with Step 11a of the Reorganization Deck and (ii) Holdings shall be liquidated and shall distribute all of its interests in Intermediate to the Company in complete redemption of the Company’s interests in Holdings held by the Company, which transaction shall be effected substantially in accordance with Step 11b of the Reorganization Deck;
H.    WHEREAS, VEPF IV AIV VII-A, L.P., VFF I AIV IV-A, L.P., and VEPF III AIV VI-A, L.P. shall form Aggregator and shall contribute all or a portion of their stock in the Vista Blockers thereto, which transactions shall be effected substantially in accordance with Steps 12a and 12b of the Reorganization Deck (the transactions contemplated by Recital C, Recital D, Recital E, Recital F, Recital G, and this Recital H, substantially in accordance with and subject to the terms of the Contribution Agreement, Schedule 1(j) to the Contribution Agreement, and the Reorganization Deck, collectively the “Pre-Closing Reorganization”);
1.2The existing Recitals H, I, J, K, L, M, N, and O of the Merger Agreement are hereby renamed as Recitals I, J, K, L, M, N, O, and P (i.e., existing Recital H is hereby renamed Recital I, existing Recital I is hereby renamed Recital J, etc.)

1.3The definition of “Vista Blocker Sellers” in Section 1.1 of the Merger Agreement is hereby deleted and replaced in its entirety with the following:
“Vista Blocker Sellers” means VEPF IV AIV VII-A, L.P. and VEP Global Aggregator, LLC.

1.4Section 9.8(a)(i) of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

(i)    (A) Sellers, severally and not jointly (pro rata in accordance with their respective portion of the Adjusted Purchase Price), shall pay, shall be liable for and shall indemnify, defend and hold harmless Purchaser and its Affiliates for Taxes of or with respect to Sellers or for which such Sellers are or may be liable, in each case for purposes of this Section 9.8(a)(i)(A), pursuant to Section 9.6 (including any such Taxes incurred pursuant to any Tax allocation or Tax sharing agreement or arrangement (except, in each case, an agreement or arrangement entered into in the ordinary course of business and not primarily related to Taxes), by contract, as transferee or successor or otherwise) and (B) the Vista Blocker Sellers, severally and not jointly (pro rata in accordance with their respective direct or indirect ownership of the Vista Blockers), shall pay, shall be liable for and shall indemnify, defend and hold harmless Purchaser and its Affiliates for all Taxes of or with respect to any of the Vista Blockers or for which any of the Vista Blockers is or may be liable for any Pre-Closing Tax Period (including pursuant to  any Tax allocation or Tax sharing agreement or arrangement (except, in each case, an agreement or arrangement entered into in the ordinary course of business and not primarily related to Taxes), by contract, as transferee or successor or otherwise and including, for the avoidance of doubt, any Taxes for any Pre-Closing Tax Period imposed on the Vista Blockers as a result of any Tax election that is effective for any Pre-Closing Tax Period (other than any such Tax election made by Purchaser, any of its Affiliates or, after the Closing, the Vista Blockers, the Company Group or any of their Affiliates), regardless of when such election is made) (such Taxes described in clauses (A) and (B), the “Seller Indemnified Taxes”); provided, that any indemnification obligation pursuant to this Section 9.8(a)(i) shall exclude (1) any Taxes that would not have arisen but for a breach after the Closing by Purchaser, the Vista Blockers or the Company Group of any covenant set forth in this Section 9.8, (2) any Taxes arising from transactions or actions taken by Purchaser, the Vista Blockers, the Company Group or any of their Affiliates on the Closing Date after the Closing that are outside the ordinary course of business or otherwise properly treated as occurring on the day after the Closing Date pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) (or any similar provision of state, local or foreign law), (3) any sales or use, payroll or other withholding Taxes but only to the extent that (x) any Vista Blocker or any of its Subsidiaries has collected or withheld such Taxes on or before the Closing Date, and (y) the proceeds of which are held by any Vista Blocker or any of its Subsidiaries on the Closing Date and (4) any Taxes taken into account in calculating the Adjusted Purchase Price; provided, further, that any indemnification pursuant to this Section 9.8(a)(i) shall be limited to Taxes incurred with respect to Pre-Closing Tax Periods; provided, further, that (x) with respect to any indemnity claim pursuant to Section 9.8(a)(i)(B), each Vista Blocker Seller shall only be liable for and required to indemnify Purchaser and its Affiliates for Taxes incurred by and attributable to the Vista Blocker that, after the Pre-Closing Reorganization and immediately prior to the Stock Purchase, is owned directly or indirectly by such Vista Blocker Seller and (y) the aggregate maximum responsibility and liability of each Seller arising from an indemnification obligation pursuant to this Agreement shall not exceed the portion of the Blocker Corporation Cash Payment or the portion of the Initial Cash Purchase Price, as the case may be, in each case, as adjusted and recalculated in accordance with Section 2.6, actually received by such Seller pursuant to this Agreement.
1.5Section 9.8(b) of the Merger Agreement is hereby deleted and replaced in its entirety with the following:
(b)    Tax Returns. Sellers’ Representative shall prepare or cause to be prepared and file or cause to be filed all income Tax Returns, including any amendment of any such income Tax Return, for the Vista Blockers and Company Group which are filed after the Closing Date for any taxable period ending on or prior to the Closing Date and for any Straddle Period (each a “Seller Tax Return”). No later than forty-five (45) days prior to filing any such Tax Return, Sellers’ Representative shall submit any such Seller Tax Return (along with, at Purchaser’s reasonable request, any supporting or underlying documentation related thereto) to the Purchaser for its review, comment and approval (such approval not to be unreasonably withheld, conditioned or delayed). Sellers’ Representative shall consider in good faith any revisions as are reasonably requested by the Purchaser. Except as provided in Section 9.6 or in the first sentence of this Section 9.8(b), Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Vista Blockers and Company Group which are filed after the Closing Date for any taxable period ending on or prior to the Closing Date and for any Straddle Period in accordance with past practice (other than as required by applicable Tax law) (each, a “Purchaser Tax Return”). No later than forty-five (45) days prior to filing any such Tax Return, Purchaser shall submit any such Purchaser Tax Return (along with, at Sellers’ Representative’s reasonable request, any supporting or underlying documentation related thereto) to the Sellers’ Representative for its review, comment and, to the extent related to Taxes for which Sellers or their Affiliates are liable pursuant to this Agreement or the Contribution Agreement or otherwise, approval (such approval not to be unreasonably withheld, conditioned or delayed). Purchaser shall consider in good faith any revisions as are reasonably requested by the Sellers’ Representative. Notwithstanding anything to the contrary herein, each of the parties hereto agrees to report any taxable gain pursuant to Section 311 of the Code attributable to the distribution from the Vista Blockers based on the 2017 valuation of the equity interests in Outdoors LLC and/or the Outdoors Business performed by Duff & Phelps Corporation (or another financial advisor, as determined by the Company), and each of the parties hereto shall file all Tax Returns (including amended Tax Returns and claims for Tax refunds) and information reports in a manner consistent therewith, other than as required by determination by an applicable Taxing Authority within the meaning of Section 1313(a) of the Code (or any corresponding provision of state or local law).
1.6The Merger Agreement is hereby amended by adding the following as a new Section 9.8(j):
(j)    Canadian Tax Election.  At Purchaser’s request, the Sellers’ Representative shall make, or shall cause any member of the Company Group that is required to file a Tax Return in Canada for its taxation year that ends immediately prior to its acquisition of control by the Purchaser (a “Canadian Company Group Member”) to make, an election under subsection 256(9) of the Income Tax Act (Canada) in respect of such Tax Return (a “Canadian Tax Election”). For purposes of Section 9.8(c) of this Agreement, the Sellers’ Representative hereby consents to any Canadian Tax Election made by Purchaser or any Canadian Company Group Member after the Closing.
1.7Section 9.15(a) of the Merger Agreement is hereby amended and supplemented by adding the following sentence to the end of Section 9.15(a):
Prior to the Initial Lock-Up Date, Purchaser shall use reasonable best efforts to prepare and file with the SEC, at Purchaser’s sole cost and expense, a prospectus supplement under Rule 424(b)(7) under the 1933 Act, to the extent required in order to update the selling shareholder information (which information shall be provided to Purchaser by the applicable selling shareholders) to give effect to any transfers of Purchaser Shares by the Vista Blocker Sellers, the Vista AIVs or the Vista GPs to any Affiliates thereof, provided that any such transfers are permitted by and in accordance with the terms of this Agreement and the Stockholders Agreement and are effected reasonably in advance of the Initial Lock-Up Date.
1.8Exhibit A to the Merger Agreement is hereby deleted and replaced in its entirety with Exhibit A attached hereto.

1.9Upon the execution of this Amendment by Aggregator, (i) Aggregator shall become a party to the Merger Agreement as a Vista Blocker Seller and shall be entitled to the rights and benefits, and subject to the obligations, of a Vista Blocker Seller thereunder, and shall be bound by the terms, covenants and other provisions of the Merger Agreement applicable to the Vista Blocker Sellers and shall assume all rights and obligations of the Vista Blocker Sellers, with the same force and effect as if originally named therein, (ii) VEPF III AIV VI-A, L.P. and VFF I AIV IV-A, L.P. shall be deemed to have assigned their respective rights, benefits, and obligations under the Merger Agreement to Aggregator, (iii) neither VEPF III AIV VI-A, L.P. nor VFF I AIV IV-A, L.P. shall be deemed to be a party to the Merger Agreement, shall be deemed to be a Vista Blocker Seller thereunder, or shall be entitled to the rights and benefits, or subject to the obligations, of a Vista Blocker Seller thereunder, (iv) effective immediately prior to the Closing, the Equity Interests Schedule and the Vista Blockers Capitalization Schedule shall be deemed modified so that (1) the number of shares of common stock of VEPF III AIV VI-C Corp. held by VEPF III AIV VI-A, L.P is reduced to zero, (2) the number of shares of common stock of VFF I AIV IV-C Corp. held by VFF I AIV IV-A, L.P. is reduced to zero, (3) the number of shares of common stock of VEPF IV AIV VII-C Corp. held by VEPF IV AIV VII-A, L.P. is reduced to 19,940.67 (representing 73.76%  of issued shares of VEPF IV AIV VII-C Corp.), and (4) (i) the number of shares of common stock of VEPF III AIV VI-C Corp. held by VEP Aggregator is 27,034.53 (representing 100% of issued shares of VEPF III AIV VI-C Corp.), (ii) the number of shares of common stock of VFF I AIV IV-C Corp. held by VEP Aggregator is 27,034.53 (representing 100% of issued shares of VFF I AIV IV-C Corp.), and (iii) the number of shares of common stock of VEPF IV AIV VII-C Corp. held by VEP Aggregator is 7093.8667 (representing 26.24% of issued shares of VEPF IV AIV VII-C Corp.). For the avoidance of doubt, in accordance with the foregoing, as of immediately prior to the Closing, VEP Aggregator and VEPF IV AIV VII-A, L.P. shall hold all of the outstanding Vista Blocker Shares.

Section 2.No Other Amendments to the Merger Agreement. Except as otherwise expressly provided herein, all of the terms and conditions of the Merger Agreement remain unchanged and continue in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Merger Agreement or any of the documents referred to therein.

Section 3.Effect of Amendment. This Amendment shall form a part of the Merger Agreement for all purposes, and each party hereto and thereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Merger Agreement shall be deemed a reference to the Merger Agreement as amended hereby. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the parties hereto.

Section 4.Complete Agreement. The Merger Agreement, as amended by this Amendment, together with the other documents and instruments referred to therein constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. The Merger Agreement shall continue in full force and effect, as amended by this Amendment. The Merger Agreement and this Amendment shall be read and construed as a single agreement, and all references to the Merger Agreement shall hereafter refer to the Merger Agreement, as amended by this Amendment.

Section 5.Miscellaneous. Section 10.3 of the Merger Agreement (Assignment), Section 10.4 of the Merger Agreement (Severability), Section 10.5 of the Merger Agreement (Construction), Section 10.6 of the Merger Agreement (Captions), Section 10.9 of the Merger Agreement (Counterparts), Section 10.10 of the Merger Agreement (Governing Law and Jurisdiction), Section 10.11 of the Merger Agreement (Waiver

of Jury Trial) and Section 10.12 of the Merger Agreement (Specific Performance) are herein incorporated by reference, mutatis mutandis, as if set forth herein in full.
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IN WITNESS WHEREOF, the parties have signed or caused this Amendment to be signed by their respective officers thereunto duly authorized all as of the date first written above.

COMPANY:
ATHLACTION TOPCO, LLC

By:	/s/ Andrew Tate____
Name:	Andrew Tate
Title:	Vice President

PURCHASER:
GLOBAL PAYMENTS INC.

By:	/s/ David L. Green
Name:	David L. Green
Title:	Executive Vice President, General Counsel and Corporate Secretary

AGGREGATOR:
VEP GLOBAL AGGREGATOR, LLC

By:	VEP Group, LLC
Its:	Manager

By:	/s/ Robert F. Smith____
Name:	Robert F. Smith
Its:	Senior Managing Member

SELLERS' REPRESENTATIVE:
VISTA EQUITY PARTNERS MANAGEMENT, LLC

By:	VEP Group, LLC
Its:	Senior Managing Member

By:	/s/ Robert F. Smith____
Name:	Robert F. Smith
Its:	Managing Member